EXHIBIT 10.1

FIRST AMENDED AND RESTATED AIRCRAFT TIME SHARING AGREEMENT

This First Amended and Restated Aircraft Time Sharing Agreement (the “Agreement”) is made and entered into as of this 28th day of April 2025, by and between Caterpillar Inc., a Delaware corporation (“Company”), and D. James Umpleby, III, an individual (“Executive”), who together are sometimes also referred to herein individually as a “Party” or collectively as the “Parties.”
WITNESSETH:
WHEREAS, Company possesses the aircraft set forth in Exhibit A of this Agreement at the time of any flight conducted hereunder (the “Aircraft’);
WHEREAS, Company desires to lease from time-to-time the Aircraft to Executive for Executive’s use on a time sharing basis in accordance with Section 91.501 of the FAA’s Federal Aviation Regulations, 14 C.F.R. Parts 1-199 as amended (the “FARs”);
WHEREAS, Company has operational control of the Aircraft and employs (or contracts for the services of) fully qualified flight crews to operate the Aircraft on such basis;
WHEREAS, Company and Executive previously entered into an Aircraft Time Sharing Agreement on January 10, 2017; and
WHEREAS, Company and Executive desire to amend and restate such agreement as provided herein.
NOW THEREFORE, in consideration of the mutual covenants herein set forth, the Parties agree as follows:
Section 1.    Provision of Aircraft. Company agrees to lease the Aircraft to Executive on a time sharing basis in accordance with the provisions of Sections 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the FARs and solely at Company’s discretion, including, without limitation, Company’s determination of Aircraft availability according to Section 5 hereof, terminating on the earlier of (1) the first anniversary hereof; (2) the date the Parties elect to terminate this Agreement as hereinafter provided; or (3) a final determination that there has been a total loss of all of the Aircraft (the “Term”); provided, however, that unless earlier terminated this Agreement shall be extended automatically on a year to year basis following the first (1st) anniversary hereof. Either Party shall have the right and option to cancel this Agreement at any time upon ten (10) days' prior written notice to the other Party for any reason or for no reason and this Agreement shall automatically terminate on the date that Executive ceases to be employed by Company or any of its affiliated companies, whether as a result of resignation, retirement, death or other termination; provided, however, that the Term shall be extended to permit the Executive or Executive’s invitees to complete any previously scheduled return flight for which the initial flight was begun during the Term.
Section 2.    Reimbursement of Expenses. Company is not required to seek reimbursement of expenses for a flight conducted under this Agreement. To the extent Company does seek reimbursement of expenses for a flight conducted under this Agreement, such reimbursement shall be subject to the provisions of this Section. For each flight conducted under this Agreement, for which the Company seeks reimbursement, Company may charge Executive an amount not to exceed the sum of the expenses of

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operating such flight that is permitted by FAR 91.501(d), i.e. an amount not to exceed the sum of the expenses set forth in subparagraphs (a)-(j) below for each such flight:

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(a)Fuel, oil, lubricants, and other additives;
(b)Travel expenses of the crew, including food, lodging, and ground transportation;
(c)Hangar and tie-down costs away from the Program Aircraft's base of operation;
(d)Insurance obtained for the specific flight;
(e)Landing fees, airport taxes, and similar assessments;
(f)Customs, foreign permit, and similar fees directly related to the flight;
(g)In-flight food and beverages;
(h)Passenger ground transportation;
(i)Flight planning and weather contract services; and
(j)An additional charge equal to one hundred percent (100%) of the expenses listed in subparagraph (a) above.
Section 3.    Invoicing and Payment. All payments to be made to Company by Executive hereunder (regardless of the manner in which such payments are calculated pursuant to Section 2 above) shall be limited to the categories of costs identified in Items (a) through (j) of Section 2 above. Company will pay all expenses related to the operations of the Aircraft hereunder (including all those listed in clauses (a) through (i) of Section 2 above) in the ordinary course of Company’s business. If the Company seeks reimbursement pursuant to Section 2, Company shall provide to Executive an invoice in written or electronic form, for the appropriate amount to be charged as specified in Section 2 above for each flight Executive and his/her guests have taken under this Agreement (plus domestic or international air transportation excise taxes, as applicable, imposed on Executive and his guests by the Internal Revenue Code for collection by Company) (the “Time Sharing Invoice”). Company shall issue the Time Sharing Invoice within forty five (45) days after the completion of Company’s fiscal year. Executive shall pay Company the full amount of such Time Sharing Invoice within thirty (30) days of the date of that invoice, or alternatively, Company may elect to withhold the full amount of such Time Sharing Invoice from Executive’s paycheck.
Section 4.    Flight Requests. Executive will provide Company with flight requests and proposed flight schedules as far in advance as possible, and in any case at least two (2) business days in advance of Executive’s desired departure (unless Company agrees to a shorter notice in a particular case in Company’s sole discretion), and Company shall in turn coordinate said flight requests. Flight requests shall be in a form, whether oral or written, mutually convenient to and agreed upon by the Parties. In addition to proposed schedules and departure times, Executive shall provide at least the following information for each proposed flight reasonably in advance of the desired departure time as required by Company or its flight crew:
(a)departure point;
(b)destination;
(c)date and time of flight;
(d)number and identity of anticipated passengers;
(e)nature and extent of luggage and/or cargo to be carried;
(f)date and time of return flight, if any; and
(g)any other information concerning the proposed flight that may be pertinent to or required by Company or its flight crew.

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Section 5.    Aircraft Scheduling. As between Company and Executive, Company shall have final authority and discretion over all scheduling of the Aircraft, and Company shall, at no time, be under any obligation to provide the Aircraft to Executive for a particular flight or series of flights.

Section 6.    Aircraft Maintenance. As between Company and Executive, Company shall be solely responsible for securing scheduled and unscheduled maintenance, preventive maintenance, and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. Performance of maintenance, preventive maintenance or inspection shall not be delayed or postponed for the purpose of scheduling the Aircraft unless, in the sole discretion of Company and the pilot-in-command, such maintenance or inspection can safely be conducted later in compliance with applicable laws, regulations and requirements.

Section 7.    Flight Crew. Company shall employ, pay for and provide a qualified flight crew for all flight operations under this Agreement.

Section 8.    Operational Authority and Control. Company shall be responsible for the physical and technical operation of the Aircraft and the safe performance of all flights, and shall retain full authority and control, including exclusive Operational Control (as defined below), and possession of the Aircraft at all times at which the Aircraft is being operated on behalf of Executive pursuant to this Agreement. “Operational Control” (as defined in FAR 1.1 and Federal Aviation Administration’s interpretation thereof) includes, but is not limited to, possession, command, and, except for the independent obligations of the pilots under the FARs, exclusive control over:

(a)the pilots;
(b)determinations of whether any particular flight may be safely operated;
(c)assignment of pilots to particular flights;
(d)initiation and termination of all flights;
(e)directions to pilots to conduct flights; and
(f)dispatch or release of flights.
In accordance with the applicable provisions of the FARs, the qualified flight crew provided by Company will exercise all required and/or appropriate duties and responsibilities in regard to the safety of each flight conducted hereunder. The pilot-in-command shall have absolute discretion in all matters concerning the preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight shall be undertaken, the route to be flown, the place where landings shall be made, and all other matters relating to operation of the Aircraft. Executive specifically agrees that the flight crew shall have final and complete authority to delay or cancel any flight for any reason or condition which in the sole judgment of the pilot-in-command could compromise the safety of the flight, and to take any other action which in the sole judgment of the pilot-in-command is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability to Executive or any other person for loss, injury, damage or delay. The Parties further agree that Company shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason or no reason including, without limitation, circumstances when such failure is caused by government regulation or authority, mechanical difficulty or breakdown, war, civil commotion, strikes or labor disputes, weather conditions, acts of God, or other circumstances within or beyond Company’s reasonable control.
Section 9.    Tax Indemnity; FET. Executive agrees to pay when due and assume liability for, and indemnify and hold harmless Company concerning all claims of any kind whatsoever asserted by any

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person in the nature of, taxes which are incurred by Executive (or his guests) through his/her (or their) use of the Aircraft under this Agreement. Company agrees to collect and remit for the benefit of Executive any “federal excise tax” or “FET” imposed under IRC §4261, as amended or superseded, resulting from Executive’s (or his guests') use of the Aircraft under this Agreement; provided, however, that such agreement shall in no way relieve Executive of his/her duty to indemnify Company for any and all taxes as described in the sentence immediately above.

Section 10.    Insurance and Indemnification. (a) Company will maintain or cause to be maintained in full force and effect throughout the term of this Agreement aircraft hull and third-party liability insurance in respect of each Aircraft, naming Executive as an additional insured.

(b) Company shall use reasonable efforts to procure such additional insurance coverage as Executive may request, naming Executive as an additional insured; provided, that the cost of such additional insurance shall be borne by Executive pursuant to Section 2(d) hereof.

(c) Notwithstanding the obligations set forth in subparagraphs (a) and (b) of this Section 10, Company shall indemnify Executive and hold him harmless against all liabilities, obligations, losses, damages, penalties, and actions (including without limitation reasonable attorneys’ fees and expenses) of any nature which may be imposed on, incurred by, or asserted against Executive caused by or arising out of any flight operated under this Agreement. The provisions of this subsection shall survive the termination of this Agreement.

(d) Company’s liability under Section 10(c) shall be limited to the proceeds of the third-party liability insurance referenced in Section 10(a) with respect to any claims that Executive may have under this Agreement, except in the event of gross negligence or willful misconduct by Company.

(e) In no event shall Company be liable to Executive or its employees, agents, guests, or invitees (and the lawful successors and assigns thereof) for any indirect, consequential, special or incidental damages and/or punitive damages of any kind or nature, under any circumstances or for any reason, including and not limited to any delay or failure to furnish the Aircraft, or caused by the performance of non-performance by Company of this Agreement.

(f) Executive agrees to indemnify, defend, and hold Company harmless from any claims, suits, liabilities, losses, costs or expenses for injury to persons, or damage to property in any way arising out of its misrepresentations, negligence, misconduct, or breach of this Agreement.

Section 11.    Base of Operations. The base of operations of the Aircraft shall be at Perot Field Fort Worth Alliance Airport (“AFW”).

Section 12.    Warranties. Executive warrants that:
Section 12.1. No Commercial Use. Executive will use the Aircraft under this Agreement for, and only for, his own account, including the carriage of his guests, and will not use the Aircraft for purposes of providing transportation of passengers or cargo in air commerce for compensation or hire as a commercial Company or air carrier.
Section 12.2. No Liens. Executive will not permit any lien, security interest or other charge or encumbrance to attach against the Aircraft as a result of his action or inaction, and shall not convey, mortgage, assign, lease or in any way alienate the Aircraft or Company’s rights hereunder.

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Section 12.3. Laws. During the term of this Agreement, Executive will abide by and conform to all laws, orders, rules, and regulations as shall from time to time be in effect relating in any way to the operation or use of the Aircraft under this Agreement or otherwise.

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Section 13.     Notices and Communications. All notices and other communications under this Agreement shall be in writing (except as permitted in Section 4) and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by personal delivery, by Email (address below) (with a simultaneous confirmation copy sent by first class mail properly addressed), or by a reputable overnight courier service, addressed as follows:

If to Company:

Caterpillar Inc.
5205 N. O’Connor Blvd
Irving, TX 75039
Email: catsharedservices@cat.com
Telephone: (972) 891-7700
If to Executive:

D. James Umpleby, III
c/o Caterpillar Inc.
5205 N. O’Connor Blvd
Irving, TX 75039
Email: catsharedservices@cat.com
Telephone: (972) 891-7700

or to such other person or address as either Party may from time to time designate in writing to the other Party.

Section 14.     Further Acts. Company and Executive shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be reasonably necessary (i) to carry out the intent and purpose of this Agreement, and (ii) to establish, maintain and protect the respective rights and remedies of the Parties.
Section 15.     Successors and Assigns. Neither this Agreement nor any Party's interest herein shall be assignable to any other party. This Agreement shall inure to the benefit of and be binding upon the Parties, their heirs, representatives and successors.
Section 16.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. This State of Texas choice of law provision shall not be relevant, admissible or otherwise cited by either party in connection with any dispute over venue, forum, and/or jurisdiction for any action, lawsuit or proceeding involving the parties.
Section 17.     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, and any prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 18.     Headings; Counterparts. The headings herein are inserted only for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in any number of counterparts, and each counterpart shall for all purposes be deemed to be an original, all of which together shall constitute one and the same agreement. Any signed document transmitted electronically shall be treated in all manner and respects as an original document. The signature of any party sent electronically shall be considered as an original signature.
Section 19.     Entire Agreement; Amendment or Modification. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes and replaces any previous agreement between the parties hereto concerning the subject matter hereof, and is not intended to confer upon any person or entity any rights or remedies hereunder which are not expressly granted herein. This Agreement may be amended or modified only in writing duly executed by the Parties hereto.
Section 20.    No Waiver. No failure on the part of either party to this Agreement to exercise any power, right, privilege, or remedy hereunder, and no delay on the part of either party in exercising any power, right, privilege, or remedy, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.
Section 21.    Waiver of Jury Trial. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 22.    Exclusive Jurisdiction; Venue. The Parties understand and agree that the federal and/or state courts located in the State of Texas shall have exclusive jurisdiction with regard to any litigation relating to this Agreement and that venue shall be proper only in the State of Texas and any federal court whose judicial district encompasses the State of Texas, and that any objection to this jurisdiction or venue is specifically waived.
Section 23.     TRUTH IN LEASING STATEMENT PURSUANT TO SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS:
(a)COMPANY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12-MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS, EXCEPT TO THE EXTENT THE AIRCRAFT IS LESS THAN 12 MONTHS OLD, AND THAT ALL APPLICABLE REQUIREMENTS FOR THE AIRCRAFT'S MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET AND ARE VALID FOR THE OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.
(b)COMPANY AGREES, CERTIFIES AND ACKNOWLEDGES THAT WHENEVER THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, COMPANY SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE COMPANY OF THE AIRCRAFT, AND THAT COMPANY UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH THE APPLICABLE FEDERAL AVIATION REGULATIONS.
(c)THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT

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OFFICE. COMPANY FURTHER CERTIFIES THAT IT WILL SEND, OR CAUSE TO BE SENT, A TRUE COPY OF THIS AGREEMENT TO: FEDERAL AVIATION ADMINISTRATION, AIRCRAFT REGISTRATION BRANCH, ATTN. TECHNICAL SECTION (AVN-450), P.O. BOX 25724, OKLAHOMA CITY, OKLAHOMA 73125, WITHIN 24 HOURS AFTER ITS EXECUTION, AS REQUIRED BY SECTION 91.23(c)(1) OF THE FEDERAL AVIATION REGULATIONS.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written. The persons signing below warrant their authority to sign.

COMPANY:

By:/s/ Derek Owens

Derek Owens, Chief Legal Officer & General Counsel

EXECUTIVE:

By:/s/ D. James Umpleby, III

D. James Umpleby, III, Individually

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EXHIBIT A

Aircraft Registration No.	Type of Aircraft	Manufacturer’s Serial Number
N385CT BD-100-1A10 )	Bombardier CL604	5592
N657CT BD-100-1A10 )	Bombardier CL604	5665
N797CT BD-100-1A10 )	Bombardier BD700	9435
N175CT	Gulfstream G500	72141

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